Exhibit 10.(d)

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (hereinafter referred to as the ("Agreement") is made and entered into as of July 10, 2014, the effective date of this agreement (hereinafter referred to as the "Effective
 Date"), by and between On the Move Corporation, a Florida corporation (hereinafter referred to as the "Company"), and JAY SEEWALD (hereinafter referred to as "Executive").
WHEREAS, the Company is a provider of gas and convenience store services:
WHEREAS, the Company believes that the Executive will be a contributor to its success and foster innovation, individual thinking and creativity, promoting the interaction and the exchange of ideas among employees and the continuing development of its products and services;
WHEREAS, Executive possesses unique business skills, creativity, specialized knowledge and industry experience which are valuable to the business and financial prospects of the Company;
WHEREAS, the Company desires to employ Executive as its President and Chief Operating Officer ("PRES/COO"), and desires to accept such employment pursuant to the terms hereof.

 NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and Executive agree as follows:
1.   DUTIES.  The Company hereby employs Executive to serve as PRES/COO, reporting to the Company's Chief Executive Officer ("CEO") with such duties as may be defined from time to time by the Chief Executive Officer or the Company's Board of Directors (the "Board").
2.   TERM OF EMPLOYMENT.  The Company hereby agrees to employ Executive and Executive agrees to accept employment upon the terms and conditions set forth herein, commencing on July 10, 2014 hereof and continuing for a period of five (5) years, unless and until terminated by the Company or by Executive pursuant to Paragraph 10 below. Thereafter, and unless and until terminated by the Company or by Executive pursuant to Paragraph 10 below, this Agreement shall automatically renew on its anniversary date for successive additional one (1) year periods unless either party provides written notice of their intention not to renew this Agreement to the other at least sixty (60) days in advance of the anniversary date.
Exhibit 10(d) Page 1

3.   SALARY.  Executive shall be entitled to receive from the Company a starting annual base salary of $395,000. Salary is calculated from the date of Executive's commencement of employment, pursuant to Paragraph 2 above. The base salary shall be paid to Executive in equal installments according to the Company's regular payroll practices and shall be reviewed and may be increased by the Board annually or at such earlier time or times as it determines.
4.   BONUS. Executive shall be entitled to participate in such bonus plans as the Board shall determine from time to time. During the Term of this Agreement, Executive will be eligible to receive the following bonuses under the conditions as specified below:
A.   First Year Bonuses. In the first year of Executive's employment with the Company hereunder, Executive shall be entitled to receive a total annual bonus in an amount of up to $200,000 as follows:
i.   Performance Bonus:  An annual bonus of $100,000 (the "Performance Bonus") which shall be based upon Executive's achievement of reasonable business goals as defined by the CEO and/or Board. If earned by Executive, the Performance Bonus will be paid within five (5) business days of the end of the accrual period ending July 30, 2015. Should Executive's employment be terminated by Company for cause or if Executive voluntarily resigns his position prior to July 10, 2015, Executive will not be entitled to the Performance Bonus. In the event Executive's employment is terminated by Company without cause prior to July 10, 2015, then Executive shall receive the Performance Bonus which shall be pro‐rated based upon the number of months Executive is employed during the year of termination and paid within Five (5) business days of such termination. This annual bonus will continue for each one‐ year term served.
ii.   Other Incentive Bonus: Additional bonus plans as the Board shall determine from time to time including additional equity awards.
B.   Bonuses.  Following the first year of Executive's employment with the Company hereunder, Executive shall be eligible to receive a total annual bonus in an amount of up to $100,000 or more as follows:
i.   Discretionary Bonus:  At Company's discretion, discretionary bonus amounts may be paid to Executive during each year during the Term of this Agreement. Any Discretionary Bonus declared shall be paid no later than July 15th of each year during the Term of this Agreement.
Exhibit 10(d) Page 2

C.   Section 4090A Compliance:  Any bonus paid hereunder is intended to comply with the short term deferral rules of Internal Revenue Code Section 409A and the final Treasury Regulations thereunder, and therefore, shall not be considered deferred compensation. Notwithstanding the above, the payment of any bonus as provided above may be delayed under the following circumstances: (i) if it is administratively impractical to make or calculate such payment during the short term deferral period due to events that were unforeseeable at the time the Agreement was agreed upon, payment may be delayed until it is reasonably practicable; (ii) if making such payment would jeopardize the Company's ability to continue as a going concern which was unforeseeable at the time this Agreement was agreed upon, payment may be delayed until it would no longer have such effect; and (iii) if making such payment would not be deductible by the Company as a result of Internal Revenue Code section 162(m) which application was not anticipated when the Agreement was agreed upon, payment may be delayed until it is deductible.
5.   STOCK & STOCK OPTIONS.  In addition to Executive's salary described in Paragraph 3, above, Executive shall receive a one‐time retention equity award of 1,000,000 shares of restricted stock units of common stock of the Company that vest immediately upon the signing and acceptance of this agreement ("Stock Grant").
In addition, Company hereby grants Executive an option to purchase shares of common stock of the Company. (SEE OPTION AGREEMENT ATTACHED)
6.   VACATIONS AND LEAVE.  Executive shall be entitled to vacation and other leave in accordance with the normal Company policy applicable to management employees, which is two (2) weeks annual vacation and two (2) weeks personal time off (accrued on a semi‐monthly basis). Vacations shall be taken at such times as Executive and the CEO shall mutually agree.
7.   EXPENSE REIMBURSEMENT.  Upon presentation of supporting documentation and consistent with the Company policy, the Company will reimburse Executive for any reasonable and necessary business expenses incurred by Executive in connection with the performance of the Executive's duties for Company.
8.   OTHER BENEFITS.  In addition to the benefits specifically described herein, during the term of this Agreement, Executive and his dependents shall be entitled to receive, on an equivalent basis, all other benefits of employment generally made available to other members of the Company's management and their families, including, without limitation, benefits as a result of any present or future medical insurance, disability insurance, life insurance, retirement or pension plans.
9.   TAXES.  The Company shall withhold from any amounts payable under this Agreement such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
Exhibit 10(d) Page 3

10.   TERMINATION OF EMPLOYMENT.
10.1  This Agreement and Executive's employment as PRES/COO may be terminated by either party, upon thirty (30) days written notice given to the other party. Notice and Cure:
Company will inform Executive, in writing, grounds for termination and Executive will be allowed by Company a period of 30 days to cure. In the event Executive's employment is terminated for any reason, other than:  (1) Cause ("Cause" as used herein shall refer to: fraud, conviction of a felony, embezzlement, theft, material failure to comply with the Company's general policies or gross misconduct, (2) voluntary termination by Executive; or (3) circumstances described in Sections 10.2 or 10.3 below, then Executive shall be entitled to the following severance benefits: (a) twenty‐four (24) months' salary at the base salary specified in Section 3 above applicable as of the date of termination, which salary shall be paid in accordance with the Company's normal payroll practices over the twenty‐four (24) months following termination of employment; (b) continued coverage under the Company's health and welfare plans for a period of twenty‐four (24) months after the date of termination and (c) to the extent then‐unvested, 100% of the options granted pursuant to the Stock Option will immediately vest in accordance with the terms of the Stock Option.

10.2  In the event Executive's employment is terminated for one of the following reasons: (i) Cause; (ii) by reason of Executive's death; (iii) disability after Executive becomes disabled to the point of being unable to perform his duties on a full time basis for a period of either three (3) consecutive months or a total of ninety (90) days in any twelve (12) month period; or (iv) is terminated voluntarily by Executive, Executive shall not be entitled to any severance benefits but shall be paid any Salary or Bonus due Executive through the date of termination pursuant to Section 3 and 4 above. 100% of the options granted pursuant to the Stock Option will immediately vest in accordance with the terms of the Stock Option.
10.3  In the event Executive's employment with the Company is terminated (other than for the circumstances described in Section 10.2) upon a Change in Control (as defined in Section 11.4 below) or during the twelve (12) month period subsequent to a Change in Control event, Executive shall be entitled to the following severance benefits: (a) thirty‐six (36) months' salary at the base salary specified in Section 3 above applicable as of the date of termination, which salary shall be paid in accordance with the Company's normal payroll practices over the thirty‐six (36) months following termination of employment; (b) continued coverage under the Company's health and welfare plans for a period of thirty‐six (36) months after the date of termination and (c) 100% of any remaining unvested options will immediately vest upon such termination in accordance with the terms of the Stock Option.
10.4  "Change In Control" means any of the following events occurring after the date hereof:
Exhibit 10(d) Page 4

10.4.1  An acquisition (other than directly from the Company) of any voting securities of the Company by any person or group of affiliated or related persons (as such term is defined in Sections 13(d) and 14(d)(2) of the Securities exchange Act of 1934), immediately after which such person or group has beneficial ownership (within the meaning of the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company's then outstanding voting securities; provided that this Section shall not apply to an acquisition of voting securities by any employee benefit plan or trust maintained by or for the benefit of the Company or its employees; or
10.4.2  A merger, consolidation or reorganization involving the Company, unless all of the conditions set forth in Sections 10.4.2 (a) and (b) below are satisfied: (a) the shareholders of the Company, immediately before such transaction, own, directly or indirectly, immediately after such transaction, in substantially the same proportion as their ownership of the voting securities of the Company immediately before such transaction, more than fifty percent (50%) of the outstanding voting securities of (a) the corporation resulting from such transaction (the "Surviving Corporation") or (b) the immediate parent corporation of the Surviving Corporation; and
(b)  individuals who were Directors of the Company at the time of the execution of the agreement providing for such transaction constitute, immediately after the transaction, at least a majority of the members of the board of directors of (a) the Surviving Corporation or (b) a corporation beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Corporation; or
10.4.3  A complete liquidation or dissolution of the Company; or
10.4.4  The sale or other disposition of all or substantially all of the Company's assets to any person other than a sale or transfer of all or any portion of the Company's assets to another corporation in which the Company owns, immediately after such sale or transfer, eighty percent (80%) or more of the outstanding voting securities of such corporation.
11.   SUCCESSORS TO THE COMPANY.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and any successors of the Company, or any corporation which acquires directly or indirectly all of the assets of the Company, whether by merger, consolidation, sale or otherwise, and shall not be otherwise assignable by the Company. This Agreement is not assignable by Executive.
12.   NOTICE.  All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given
(i) upon receipt, if delivered personally or via courier, (ii) upon confirmation of receipt, if given by facsimile provided that another copy is sent by another means permitted by this subsection within two (2) business days thereafter, and (iii) on the third business day following mailing, if mailed first‐class, postage prepaid, registered or certified mail as follows:
Exhibit 10(d) Page 5

If to Company to:
On the Move Corporation
12355 Hagen Ranch
Road Suite 604
Boynton Beach, FL 33437
Attention:  Richard Reitano Chairman/CEO

If to Employee to:
Jay Seewald
12355 Hagen Ranch Road
Suite 604
Boynton Beach, FL 33437

Any party may by notice given in accordance with this subsection to the other party to designate another address or person for receipt of notices hereunder.
13.   WAIVER. Neither party's failure to enforce any provision of this Agreement shall be deemed or in any way construed as a waiver of any such provision
nor prevent that party from thereafter enforcing each and every provision of this Agreement.
14.   SEVERABILITY.  If one or more of the provisions or paragraphs of this Agreement shall be held to be illegal or otherwise void or invalid, that provision shall be deemed severed and the remainder of this Agreement shall not be affected and shall remain in full force and effect.
15.   GOVERNING LAW.  This Agreement shall be interpreted under the laws of the State of Florida, without regard to or application of choice of law rules or principles. Company agrees providing that, if the executive sues the company based on an alleged breach of this employment agreement, the company must pay Executives' attorneys' fees on a month‐to‐month basis, whether Company wins or loses the lawsuit.
16.   ENTIRE AGREEMENT. This Agreement, any stock option agreements, signed by the Executive contain the entire agreement of the parties and supersede and replace any other Agreement. Except as provided herein, this Agreement may be modified only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Only the Company's CEO and Board have the authority to make such modifications of this Agreement on behalf of the Company.
IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.
THE COMPANY:	EXECUTIVE:
On the Move Corporation

By: /s/ Richard Reitano	/s/ Jay Seewald
Richard Reitano	Jay Seewald
CEO

Exhibit 10(d) Page 6